N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Reports First Quarter 2020 Results; Issues Abridged Guidance

•	Q1 Oil production averaged 89.8 MBbls/d

•	Invested $274 million in the first quarter

DENVER, May 6, 2020 - Cimarex Energy Co. (NYSE: XEC) today reported a first quarter 2020 net loss of $774.3 million, or $7.77 per share, compared to net income of $26.3 million, or $0.26 per share, in the same period a year ago. First quarter results were negatively impacted by non-cash charges related to the impairment of oil and gas properties and the impairment of goodwill. First quarter adjusted net income (non-GAAP) was $59.7 million, or $0.58 per share, compared to first quarter 2019 adjusted net income (non-GAAP) of $117.3 million, or $1.20 per share1. Net cash provided by operating activities was $308.8 million in the first quarter of 2020 compared to $250.1 million in the same period a year ago. Adjusted cash flow from operations (non-GAAP) was $306.4 million in the first quarter of 2020 compared to $351.1 million in the first quarter a year ago1.

Oil production averaged 89.8 thousand barrels (MBbls) per day, up 13 percent from the same period a year ago and down two percent sequentially. Total company production volumes for the quarter averaged 276.6 thousand barrels of oil equivalent (MBOE) per day.

Realized product prices were down in the first quarter compared to the same quarter a year ago. Realized oil prices averaged $44.18 per barrel, down 10 percent from the $48.87 per barrel received in the first quarter of 2019. Realized natural gas prices averaged $0.55 per thousand cubic feet (Mcf), down 71 percent from the first quarter 2019 average of $1.91 per Mcf. NGL prices averaged $9.84 per barrel, down 40 percent from the $16.44 per barrel received in the first quarter of 2019.

Natural gas prices were negatively impacted by local price differentials. Cimarex's average differential to Henry Hub on its Permian natural gas production was $1.85 per Mcf in the first quarter of 2020 compared to $1.91 per Mcf in the first quarter of 2019 and $1.67 in the fourth quarter of 2019. In the Mid-Continent region, the company's average differential to Henry Hub was $0.57 per Mcf versus $0.46 per Mcf in the first quarter of 2019 and $0.74 in the fourth quarter of 2019. Our realized Permian oil differential to WTI Cushing improved and averaged $2.00 per barrel in the quarter, compared to $6.90 per barrel in the first quarter of 2019 and $2.18 per barrel in the fourth quarter of 2019.

Cimarex invested a total of $274 million during the first quarter, of which $214 million was attributable to drilling and completion activities, $18 million to saltwater disposal assets, and $9 million to midstream assets. First quarter investments were funded with cash flow from operating activities. Total debt at March 31, 2020 consisted of $2.0 billion of long-term notes, with no debt maturities until 2024. Cimarex had no borrowings under its revolving credit facility and a cash balance of $89 million at quarter end. Debt was 43 percent of total capitalization2.

Outlook
Cimarex has taken a number of steps to protect employees in the wake of the COVID-19 pandemic including the implementation of remote work for all office staff and the adoption of COVID-19 protocols for field staff. In addition to the health crisis, the pandemic has caused extreme weakness in oil prices due to lower demand. Because of price uncertainty and resultant production curtailments, Cimarex will forgo quarterly and annual production guidance as well as guidance on per unit operating costs. The company withdraws any previous guidance on these measures.
Cimarex Chairman and CEO, Tom Jorden, said, “Investors expect us to be good stewards of capital. As stated in our April 15th press release, Cimarex’s current outlook for capital investment in 2020 is down 55-60% from original plans and expected to be $500 - 600 million." The table below shows a breakdown of the projected capital by category:

Capital Investment ($MM)	Updated 2020E Guidance
Drilling and Completion (D&C)	$300 - $400
Midstream/Saltwater Disposal (SWD)	~ $40
Other*	~ $160
Total Capital Investment	$500 - $600
*Capitalized overhead, production, NPL, and technology
Mr. Jorden continued, "The low end of our investment range assumes deferring well completions for the remainder of the year and limited drilling activity. Under this scenario, we estimate Cimarex will have 47 net wells in progress as we enter 2021. Should conditions warrant, we are prepared to complete additional wells in 2020."
“Our top priorities continue to be the health and safety of our employees, commitment to our balance sheet, and returning capital to shareholders through our dividend. At current prices, with the benefit of our hedge position, Cimarex will generate free cash in 2020. Our immediate actions were and will continue to be focused on the things we can control to protect our company during these unprecedented times. In addition to deferring completions and the slowdown in drilling activity, and with final nominations in, we have curtailed approximately 20 percent of our May oil production. Curtailments will continue should commodity prices remain depressed."

"Another top priority at Cimarex is environmental stewardship including, but not limited to, the reduction of methane emissions and reducing flaring intensity. These measures are now part of the formula used for determining executive compensation."
He went on to say, "We continue to focus on cost control. We recently initiated an Early Retirement Incentive Plan which will result in a ten percent reduction to our staff and ultimately save $25 million on an annual basis when completed. We will continue to reduce costs through the redeployment of our workforce, including replacing field contract labor with company employees. In addition, we have lowered executive salaries and the cash retainer fees paid to our board of directors--a provisionery action in the event the situation improves."
Cimarex previously announced the retirement of Joe Albi, executive vice president and chief operating officer, from the company and as a member of the Board of Directors effective July 1, 2020.  At the board’s request, in order to have ongoing access to his deep knowledge of the industry and of Cimarex operations, Mr. Albi has agreed to serve out the remainder of his board term, which expires May 2021.  At that time, he will not stand for nomination and will retire from the board.

Operations Update
Cimarex invested $274 million during the first quarter, 93 percent in the Permian Basin and 7 percent in the Mid-Continent. Cimarex brought 54 gross (20 net) wells on production during the quarter. At March 31, 98 gross (35 net) wells were waiting on completion. Cimarex is currently running two drilling rigs (dropping to one by mid-May).

WELLS BROUGHT ON PRODUCTION BY REGION

	Three Months Ended March 31,
	2020	2019

Gross wells
Permian Basin	35	12
Mid-Continent	19	26
	54	38
Net wells
Permian Basin	20	5
Mid-Continent	—	3
	20	8

Permian Region

Production from the Permian region averaged 203.4 MBOE per day in the first quarter, a 21 percent increase from first quarter 2019. Oil volumes averaged 79.6 MBbls per day, a 23 percent increase from first quarter 2019 and up two percent sequentially.

Cimarex brought 35 gross (20 net) wells on production in the Permian region during the first quarter. There were 51 gross (33 net) wells waiting on completion at March 31. Cimarex currently operates two drilling rigs (dropping to one by mid-May) but no completion crews in the region.

Mid-Continent Region
Production from the Mid-Continent averaged 72.7 MBOE per day for the first quarter, down 20 percent from first quarter 2019 and down 15 percent sequentially.

During the first quarter, Cimarex brought 19 gross (0 net) wells on production in the Mid-Continent region. At the end of the quarter, 47 gross (2 net) wells were waiting on completion. Cimarex does not currently operate drilling rigs or completion crews in the Mid-Continent.

Cimarex’s average daily production and commodity price by region is summarized below:

DAILY PRODUCTION BY REGION

	Three Months Ended March 31,
	2020	2019

Permian Basin
Gas (MMcf)	449.0	340.6
Oil (Bbls)	79,606	64,969
NGL (Bbls)	48,932	46,273
Total Equivalent (MBOE)	203.4	168.0

Mid-Continent
Gas (MMcf)	244.1	297.2
Oil (Bbls)	9,941	14,224
NGL (Bbls)	22,110	26,630
Total Equivalent (MBOE)	72.7	90.4

Total Company
Gas (MMcf)	694.3	639.1
Oil (Bbls)	89,791	79,415
NGL (Bbls)	71,099	72,956
Total Equivalent (MBOE)	276.6	258.9

AVERAGE REALIZED PRICE BY REGION

	Three Months Ended March 31,
	2020	2019

Permian Basin
Gas ($ per Mcf)	0.10	1.24
Oil ($ per Bbl)	44.17	48.00
NGL ($ per Bbl)	8.84	15.81

Mid-Continent
Gas ($ per Mcf)	1.38	2.69
Oil ($ per Bbl)	44.15	52.73
NGL ($ per Bbl)	12.03	17.52

Total Company
Gas ($ per Mcf)	0.55	1.91
Oil ($ per Bbl)	44.18	48.87
NGL ($ per Bbl)	9.84	16.44

Other
Cimarex received cash settlements of $11.7 million related to its gas hedges during the quarter. Settlement of oil hedges resulted in cash receipts of $31.4 million.

The following table summarizes the company’s current open hedge positions:

		2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21

Gas Collars:	PEPL (3)
	Volume (MMBtu/d)	63,297	80,000	80,000	60,000	50,000	30,000	30,000
	Wtd Avg Floor	$1.89	$1.75	$1.75	$1.72	$1.69	$1.73	$1.73
	Wtd Avg Ceiling	$2.28	$2.17	$2.17	$2.12	$2.08	$2.14	$2.14

	El Paso Perm (3)
	Volume (MMBtu/d)	33,297	70,000	70,000	50,000	50,000	30,000	30,000
	Wtd Avg Floor	$1.41	$1.36	$1.36	$1.36	$1.36	$1.51	$1.51
	Wtd Avg Ceiling	$1.82	$1.64	$1.64	$1.63	$1.63	$1.80	$1.80

	Waha (3)
	Volume (MMBtu/d)	33,297	50,000	50,000	50,000	50,000	30,000	30,000
	Wtd Avg Floor	$1.56	$1.32	$1.32	$1.32	$1.32	$1.50	$1.50
	Wtd Avg Ceiling	$1.95	$1.58	$1.58	$1.58	$1.58	$1.75	$1.75

Oil Collars:	WTI (4)
	Volume (Bbl/d)	34,341	41,000	41,000	33,000	23,000	14,000	14,000
	Wtd Avg Floor	$48.29	$40.91	$40.91	$38.71	$34.00	$29.71	$29.71
	Wtd Avg Ceiling	$58.96	$49.84	$49.84	$46.70	$41.33	$36.86	$36.86

Oil Basis Swaps:	WTI Midland (5)
	Volume (Bbl/d)	27,648	32,000	32,000	24,000	18,000	13,000	13,000
	Wtd Avg Differential	$0.38	$0.18	$0.18	$—	$(0.19)	$(0.65)	$(0.65)

Oil Swaps:	WTI (4)
	Volume (Bbl/d)	4,692	—	—	—	—	—	—
	Wtd Avg Fixed	$20.73	$—	$—	$—	$—	$—	$—

Conference call and webcast
Cimarex will host a conference call tomorrow, May 7, at 11:00 a.m. EST (9:00 a.m. MST). The call will be webcast and accessible on the Cimarex website at www.cimarex.com. To join the live, interactive call, please dial 866-367-3053 ten minutes before the scheduled start time (callers in Canada dial 855-669-9657 and international callers dial 412-902-4216). A replay will be available on the company’s website.

Investor Presentation
For more details on Cimarex’s first quarter 2020 results, please refer to the company’s investor presentation available at www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the disclosures under the heading “Outlook” contain projections for certain 2020 operational and financial metrics. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.
Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including among other things: oil, NGL and natural gas price levels and volatility, including those resulting from demand destruction from the COVID-19 pandemic; disruptions to the availability of workers and contractors due to illness and stay at home orders related to the COVID-19 pandemic; disruptions to gathering, pipeline, refining, transportation and other midstream and downstream activities due to the COVID-19 pandemic; disruptions to supply chains and availability of critical equipment and supplies due to the COVID-19 pandemic; the effectiveness of controls over financial reporting; declines in the values of our oil and gas properties resulting in impairments; impairments of goodwill; higher than expected costs and expenses, including the availability and cost of services and materials; our ability to successfully integrate the March 2019 acquisition of Resolute Energy Corporation; compliance with environmental and other regulations; costs and availability of third party facilities for gathering, processing, refining and transportation; risks associated with concentration of operations in one major geographic area; environmental liabilities; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions and disposal of produced water; unexpected future capital expenditures; economic and competitive conditions; the availability and cost of capital; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; derivative and hedging activities; the success of the company's risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno
303-285-4957
www.cimarex.com

1	Adjusted net income and adjusted cash flow from operations are non-GAAP financial measures. See below for reconciliations of the related GAAP amounts.

2
Debt to total capitalization is calculated by dividing the sum of (i) the principal amount of senior notes and (ii) redeemable preferred stock by the sum of (x) the principal amount of senior notes, (y) redeemable preferred stock, and (z) total stockholders’ equity.

3
PEPL refers to Panhandle Eastern Pipe Line Tex/OK Mid-Continent index, El Paso Perm refers to El Paso Permian Basin index, and Waha refers to West Texas (Waha) Index, all as quoted in Platt’s Inside FERC.

4	WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

5	Index price on basis swaps is WTI NYMEX less the weighted average WTI Midland differential, as quoted by Argus Americas Crude.

RECONCILIATION OF ADJUSTED NET INCOME

The following reconciles net (loss) income as reported under generally accepted accounting principles (GAAP) to adjusted net income (non-GAAP) for the periods indicated.

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share data)

Net (loss) income	$(774,282)	$26,316
Impairment of oil and gas properties (1)	333,651	—
Impairment of goodwill	714,447	—
Mark-to-market (gain) loss on open derivative positions	(183,826)	106,401
Loss on early extinguishment of debt	—	4,250
Acquisition related costs	—	8,318
Asset retirement obligation	2,800	—
Tax impact (2)	(33,120)	(27,958)
Adjusted net income	$59,670	$117,327
Diluted earnings per share	$(7.77)	$0.26
Adjusted diluted earnings per share*	$0.58	$1.20

Weighted-average number of shares outstanding:
Adjusted diluted**	102,131	97,715
______________________________________

(1)	An additional ceiling test impairment is anticipated in the second quarter.

(2)
Because the goodwill impairment is not deductible for tax purposes, the tax impact in the 2020 period is calculated using an effective tax rate determined by excluding goodwill from the effective tax rate calculation.

Adjusted net income and adjusted diluted earnings per share exclude the noted items because management believes these items affect the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP measures because:

a)	Management uses adjusted net income to evaluate the company's operating performance between periods and to compare the company's performance to other oil and gas exploration and production companies.

b)	Adjusted net income is more comparable to earnings estimates provided by research analysts.

* Does not include adjustments resulting from application of the "two-class method" used to determine earnings per share under GAAP.

** Reflects the weighted-average number of common shares outstanding during the period as adjusted for the dilutive effects of outstanding stock options.

RECONCILIATION OF ADJUSTED CASH FLOW FROM OPERATIONS, FREE CASH FLOW AND
FREE CASH FLOW AFTER DIVIDEND

The following table provides a reconciliation from generally accepted accounting principles (GAAP) measures of net cash provided by operating activities to adjusted cash flows from operations (non-GAAP), free cash flow (non-GAAP) and free cash flow after dividend (non-GAAP) for the periods indicated.

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net cash provided by operating activities	$308,791	$250,091
Change in operating assets and liabilities	(2,370)	100,971

Adjusted cash flow from operations	306,421	351,062

Oil and gas expenditures	(266,070)	(332,742)
Other capital expenditures	(26,425)	(17,828)
Free cash flow	13,926	492

Dividends paid	(21,593)	(17,179)
Free cash flow after dividend	$(7,667)	$(16,687)

Management uses the non-GAAP financial measures of adjusted cash flow from operations, free cash flow and free cash flow aver dividend as means of measuring our ability to fund our capital program and dividends, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of net cash provided by operating activities. Management believes these non-GAAP financial measures provide useful information to investors for the same reason, and that they are also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

OIL AND GAS CAPITALIZED EXPENDITURES

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Acquisitions:
Proved	$7,250	$692,600
Unproved	—	1,050,782
	7,250	1,743,382

Exploration and development:
Land and seismic	13,924	9,527
Exploration and development	234,728	358,491
	248,652	368,018

Property sales:
Proved	—	4,030
Unproved	(830)	(3,501)
	(830)	529

	$255,072	$2,111,929

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share information)
Revenues:
Oil sales	$360,980	$349,306
Gas and NGL sales	98,481	217,915
Gas gathering and other	13,369	9,736
	472,830	576,957
Costs and expenses:
Impairment of oil and gas properties	333,651	—
Depreciation, depletion, amortization, and accretion	219,810	192,466
Impairment of goodwill	714,447	—
Production	87,236	78,404
Transportation, processing, and other operating	54,922	59,575
Gas gathering and other	8,298	5,182
Taxes other than income	30,961	33,694
General and administrative	25,509	29,084
Stock compensation	6,394	6,713
(Gain) loss on derivative instruments, net	(226,940)	115,452
Other operating expense, net	251	8,326
	1,254,539	528,896

Operating (loss) income	(781,709)	48,061

Other (income) and expense:
Interest expense	23,181	20,405
Capitalized interest	(13,182)	(8,742)
Loss on early extinguishment of debt	—	4,250
Other, net	(871)	(2,241)

(Loss) income before income tax	(790,837)	34,389
Income tax (benefit) expense	(16,555)	8,073
Net (loss) income	$(774,282)	$26,316

Earnings (loss) per share to common stockholders:
Basic	$(7.77)	$0.26
Diluted	$(7.77)	$0.26

Dividends declared per common share	$0.22	$0.20

Weighted-average number of shares outstanding:
Basic	99,842	95,922
Diluted	99,842	95,932

Comprehensive (loss) income:
Net (loss) income	$(774,282)	$26,316
Other comprehensive income:
Change in fair value of investments, net of tax of $0 and $339, respectively	—	1,149
Total comprehensive (loss) income	$(774,282)	$27,465

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(774,282)	$26,316
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Impairment of oil and gas properties	333,651	—
Depreciation, depletion, amortization, and accretion	219,810	192,466
Impairment of goodwill	714,447	—
Deferred income taxes	(16,357)	8,073
Stock compensation	6,394	6,713
(Gain) loss on derivative instruments, net	(226,940)	115,452
Settlements on derivative instruments	43,114	(9,051)
Loss on early extinguishment of debt	—	4,250
Amortization of debt issuance costs and discounts	784	719
Changes in non-current assets and liabilities	2,410	2,148
Other, net	3,390	3,976
Changes in operating assets and liabilities:
Accounts receivable	119,605	33,976
Other current assets	(24)	350
Accounts payable and other current liabilities	(117,211)	(135,297)
Net cash provided by operating activities	308,791	250,091
Cash flows from investing activities:
Acquisition of Resolute Energy, net of cash acquired	—	(284,441)
Oil and gas capital expenditures	(266,070)	(332,742)
Other capital expenditures	(26,425)	(17,828)
Sales of oil and gas assets	830	5,000
Sales of other assets	181	200
Net cash used by investing activities	(291,484)	(629,811)
Cash flows from financing activities:
Borrowings of long-term debt	101,000	1,182,310
Repayments of long-term debt	(101,000)	(1,553,000)
Financing, underwriting, and debt redemption fees	(100)	(10,938)
Finance lease payments	(1,465)	(635)
Dividends paid	(21,593)	(17,179)
Employee withholding taxes paid upon the net settlement of equity-classified stock awards	(165)	(654)
Proceeds from exercise of stock options	—	80
Net cash used by financing activities	(23,323)	(400,016)
Net change in cash and cash equivalents	(6,016)	(779,736)
Cash and cash equivalents at beginning of period	94,722	800,666
Cash and cash equivalents at end of period	$88,706	$20,930

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2020	December 31, 2019
Assets	(in thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$88,706	$94,722
Accounts receivable, net of allowance	329,977	448,584
Oil and gas well equipment and supplies	45,108	47,893
Derivative instruments	200,537	17,944
Other current assets	12,263	12,343
Total current assets	676,591	621,486
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	20,894,962	20,678,334
Unproved properties and properties under development, not being amortized	1,297,493	1,255,908
	22,192,455	21,934,242
Less – accumulated depreciation, depletion, amortization, and impairment	(17,255,321)	(16,723,544)
Net oil and gas properties	4,937,134	5,210,698
Fixed assets, net of accumulated depreciation of $406,388 and $389,458, respectively	527,652	519,291
Goodwill	—	716,865
Derivative instruments	7,121	580
Other assets	69,848	71,109
	$6,218,346	$7,140,029
Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,500	$49,020
Accrued liabilities	360,790	418,978
Derivative instruments	6,772	16,681
Revenue payable	135,079	207,939
Operating leases	65,958	66,003
Total current liabilities	625,099	758,621
Long-term debt principal	2,000,000	2,000,000
Less—unamortized debt issuance costs and discounts	(14,242)	(14,754)
Long-term debt, net	1,985,758	1,985,246
Deferred income taxes	322,067	338,424
Derivative instruments	16,235	1,018
Operating leases	182,590	184,172
Other liabilities	215,477	214,787
Total liabilities	3,347,226	3,482,268
Redeemable preferred stock - 8.125% Series A Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, 62,500 shares authorized and issued	81,620	81,620

Stockholders' equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 102,101,878 and 102,144,577 shares issued, respectively	1,021	1,021
Additional paid-in capital	3,254,760	3,243,325
(Accumulated deficit) retained earnings	(466,281)	331,795
Total stockholders' equity	2,789,500	3,576,141
	$6,218,346	$7,140,029